Contact:	Randy Giles
EVP, Chief Financial Officer
(301) 581-5687

Drew Asher
SVP, Corporate Finance
(301) 581-5717

Coventry Health Care Reports First Quarter Earnings

BETHESDA, Md. (May 1, 2013) - Coventry Health Care, Inc. (NYSE: CVH) today reported consolidated operating results for the quarter ended March 31, 2013. Operating revenues totaled $3.5 billion for the quarter with net earnings of $135.4 million, or earnings per diluted share (EPS) of $1.00.

“I am pleased to report the Company's strong start to 2013,” said Allen F. Wise, Chairman and Chief Executive Officer of Coventry. “These first quarter results position the Company well to achieve its financial and operational goals in 2013 as we look towards combining our strengths with those of Aetna after satisfying all remaining regulatory requirements.”

First Quarter 2013 Consolidated Highlights

•
First quarter EPS increased by 61% from the prior year quarter excluding the $0.58 one-time impact from the previously disclosed Medicare Advantage Risk Adjustment Data Validation (RADV) prior period reserve release during the first quarter of 2012

•	Total revenues were down 4.7% from the prior year quarter

◦	Excluding the $141.8 million favorable revenue impact of the RADV prior period reserve release during the first quarter of 2012, total revenues were down by less than 1%

•	Selling, general, and administrative (SG&A) expense of 14.8% of total revenue includes costs of $11.1 million, or $0.05 EPS, associated with the pending Aetna transaction

•
Medicare Advantage Coordinated Care Plan (MA-CCP) membership was 309,000, an increase of 59,000 members, or 24%, from the prior year quarter driven by successful execution during the 2013 Annual Enrollment Period

•
The Company's Kentucky Medicaid business generated a positive contribution to earnings with an MLR of 92.3% in the first quarter, an improvement of 440 basis points (bps) from the fourth quarter of 2012 and 2,860 bps from the first quarter of 2012

•	The Company successfully launched Medicaid operations in the New East Zone in Pennsylvania during the quarter, bringing the Company's total Medicaid membership in Pennsylvania to approximately 98,000

•	GAAP cash flows from operations were $222.2 million, or 164% of net income

Selected First Quarter 2013 Highlights

Medicare Advantage

•	Excluding the $141.8 million favorable revenue impact of the RADV prior period reserve release during the first quarter of 2012, Medicare Advantage revenue increased by 20% from the prior year quarter

•	As of March 31, 2013, slightly more than 50% of the Company's current MA-CCP membership resides in contracts rated 4.0 Stars

•	The MA-CCP Medical Loss Ratio (MLR) was 84.6% in the quarter

Medicare Part D

•	As of March 31, 2013, Medicare Part D membership was 1,450,000, a decrease of 8,000 members, or 1%, from the prior year quarter, driven by the reduction in Coventry's auto-assign footprint for 2013

•	The Medicare Part D MLR was 93.4% in the quarter, a decrease of 150 bps from the prior year quarter

Medicaid

•
As of March 31, 2013, Medicaid membership was 892,000, a decrease of 32,000 members, or 3%, from the prior year quarter. The decrease was driven by the previously announced termination of the Company's contract with the State of Kansas effective December 31, 2012, partially offset by expansion to additional regions in Pennsylvania throughout 2012 and 2013 and expansion in Nebraska effective July 1, 2012

•	The Medicaid MLR was 86.4% in the quarter, a decrease of 1,360 bps from the prior year quarter

Commercial

•	As of March 31, 2013, total commercial membership was 2,182,000, a decrease of 22,000 members, or 1%, from the prior quarter

•	The commercial risk MLR was 77.9% in the quarter, a decrease of 200 bps from the prior year quarter

Balance Sheet

•	Investment portfolio in a net unrealized gain position of $88 million as of March 31, 2013

•	Health Plan Days in Claims Payable (DCP) of 51.43, an increase of 2.39 days from the prior quarter

•	$950 million in free cash at the parent at quarter-end

•	Board of Directors approval of the Company's first quarter 2013 cash dividend paid on April 9, 2013

•	Debt-to-Capital of 24.7%, a 50 bps reduction from the prior year quarter

Cautionary Statement Regarding Forward-Looking Statements

Among the risk factors that may materially affect our business, operations or financial condition are the ability to accurately estimate and control future health care costs; the ability to increase premiums to offset increases in our health care costs; general economic conditions and disruptions in the financial markets; changes in legal requirements and healthcare industry practices from recently enacted federal or state laws or regulations, court decisions, or government audits, investigations and proceedings; guaranty fund assessments under state insurance guaranty association law; changes in government funding and various other risks associated with our participation in Medicare and Medicaid programs; our ability to effectively implement and manage new or less seasoned markets, including the implementation of appropriate risk adjustment revenue and management of the associated medical costs and the effect on our medical loss ratio; a reduction in the number of members in our health plans; the ability to acquire additional managed care businesses, enter into new markets and to successfully integrate acquired businesses into our operations, particularly while our merger with Aetna is pending; an ability to attract new members or to increase or maintain our premium rates; the non-renewal or termination of our government contracts, unsuccessful bids for business with government agencies or renewal of government contracts, unsuccessful bids for business with government agencies or renewal of government contracts on less favorable terms; failure of independent agents and brokers to continue to market our products to employers; a failure to obtain cost-effective agreements with a sufficient number of providers that could result in higher medical costs and a decrease in our membership; negative publicity regarding the managed health care industry generally or our Company in particular; a failure to effectively protect, maintain and develop our information technology systems; compromises of our data security; periodic reviews, audits and investigations under our contracts with federal and state government agencies; litigation including litigation based on new or evolving legal theories; volatility in our stock price and trading volume; our indebtedness, which imposes certain restrictions on our business and operations; an inability to generate sufficient cash to service our indebtedness; our ability to receive cash from our regulated subsidiaries; an impairment of our intangible assets; our certificate of incorporation, our bylaws and Delaware law, which could delay, discourage or prevent a change in control of our Company that our stockholders may consider favorable; changes in government funding related to automatic spending cuts that are occurring due to federal sequestration; and our proposed merger with Aetna, including, but not limited to, risks related to our failure to complete the merger with Aetna, our ability to attract, retain and motivate our key employees and executives in light of the pending merger, and limitations on our ability to conduct our business between now and the closing of the merger.

Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed health care company based in Bethesda, Maryland, dedicated to delivering high-quality health care solutions at an affordable price. Coventry provides a full portfolio of risk and fee-based products including Medicare and Medicaid programs, group and individual health insurance, workers' compensation solutions, and network rental services. With a presence in every state in the nation, Coventry's products currently serve approximately 5 million individuals helping them receive the greatest possible value for their health care investment.

COVENTRY HEALTH CARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Quarters Ended
	March 31,
	2013	2012
Operating revenues:	(unaudited)	(unaudited)
Managed care premiums	$3,236,663	$3,386,268
Management services	283,572	305,699
Total operating revenues	3,520,235	3,691,967

Operating expenses:
Medical costs	2,686,651	2,808,348
Cost of sales	59,485	67,952
Selling, general, and administrative	520,300	502,888
Depreciation and amortization	37,631	36,303
Total operating expenses	3,304,067	3,415,491

Operating earnings	216,168	276,476
Operating earnings percentage of total revenues	6.1%	7.5%

Interest expense	24,582	25,557
Other income, net	30,330	24,434

Earnings before income taxes	221,916	275,353

Provision for income taxes	86,547	104,634
Net earnings	$135,369	$170,719

Net earnings per share:
Basic earnings per common share	$1.01	$1.21
Diluted earnings per common share	$1.00	$1.20

Weighted average common shares outstanding, basic	133,464	139,323
Weighted average common shares outstanding, diluted	134,300	140,167

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets:

Current assets:
Cash and cash equivalents	$1,531,678	$1,399,162
Short-term investments	120,745	121,742
Accounts receivable, net	260,809	272,077
Other receivables, net	945,218	892,815
Other current assets	195,479	196,323
Total current assets	3,053,929	2,882,119

Long-term investments	2,713,291	2,658,582
Property and equipment, net	261,668	266,818
Goodwill	2,591,488	2,591,488
Other intangible assets, net	302,118	318,592
Other long-term assets	32,783	33,389
Total assets	$8,955,277	$8,750,988

Liabilities and Stockholders’ Equity:

Current liabilities:
Medical liabilities	$1,476,557	$1,418,914
Accounts payable and other accrued liabilities	509,930	488,175
Deferred revenue	150,999	137,981
Total current liabilities	2,137,486	2,045,070

Long-term debt	1,585,312	1,585,190
Other long-term liabilities	396,476	397,813
Total liabilities	4,119,274	4,028,073

Stockholders’ equity	4,836,003	4,722,915

Total liabilities and stockholders’ equity	$8,955,277	$8,750,988

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

Quarter Ended
March 31, 2013

Cash flows from operating activities:
Net earnings	$135,369
Adjustments to earnings:
Depreciation and amortization	37,631
Amortization of stock compensation	5,972
Changes in assets and liabilities:
Accounts receivable, net	11,268
Other receivables, net	(52,403)
Medical liabilities	57,643
Accounts payable and other accrued liabilities	20,252
Deferred revenue	13,018
Other operating activities	(6,525)
Net cash flows from operating activities	222,225

Cash flows from investing activities:
Capital expenditures, net	(15,871)
Payments for investments, net of sales and maturities	(61,321)
Net cash flows from investing activities	(77,192)

Cash flows from financing activities:
Proceeds from issuance of stock	4,397
Payments for repurchase of stock	(664)
Excess tax benefit from stock compensation	565
Payments for cash dividends	(16,815)
Net cash flows from financing activities	(12,517)

Net change in cash and cash equivalents for current period	132,516
Cash and cash equivalents at beginning of period	1,399,162
Cash and cash equivalents at end of period	$1,531,678

Cash and Investments:
Cash and cash equivalents	$1,531,678
Short-term investments	120,745
Long-term investments	2,713,291
Total cash and investments	$4,365,714

COVENTRY HEALTH CARE, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

	Q1 2013	Total 2012	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Membership by Product (000s)
Commercial Risk	1,404		1,474	1,489	1,519	1,549
Health Plan Commercial ASO	778		730	736	729	725
Medicare Advantage	309		259	256	253	250
Medicaid Risk	892		974	998	932	924
Other National ASO	339		347	350	354	356
Medicare Part D	1,450		1,578	1,545	1,494	1,458
Total Membership	5,172		5,362	5,374	5,281	5,262

Revenues by Product Type (000s)
Commercial Risk	$1,322,718	$5,737,626	$1,403,010	$1,409,863	$1,443,478	$1,481,275
Commercial Management Services	108,084	429,209	100,736	101,138	113,558	113,777
Total Commercial Products	1,430,802	6,166,835	1,503,746	1,511,001	1,557,036	1,595,052

Medicare Advantage	831,378	2,912,143	695,815	697,724	684,291	834,312
Medicaid Risk	690,800	2,809,579	712,845	730,996	697,679	668,060
Medicare Part D	406,548	1,514,518	363,032	343,185	394,877	413,423
Total Government Programs	1,928,726	7,236,240	1,771,692	1,771,905	1,776,847	1,915,795

Workers’ Compensation	175,488	757,779	183,289	187,992	194,576	191,922
Corporate and Eliminations	(14,781)	(47,491)	(12,910)	(13,115)	(10,663)	(10,802)
Total Revenues	$3,520,235	$14,113,363	$3,445,817	$3,457,783	$3,517,796	$3,691,967

Consolidated Coventry

Operating Income % of Revenues	6.1%	5.4%	5.2%	4.6%	4.1%	7.5%

SGA % of Revenues	14.8%	14.7%	16.0%	15.1%	14.3%	13.6%

Total Health Plan Medical Liabilities (000s)(1)	$1,322,392		$1,258,279	$1,321,436	$1,315,078	$1,313,458
Health Plan Days in Claims Payable (DCP) (1)	51.43		49.04	50.90	49.77	49.47

Total Debt (millions)	$1,585.3		$1,585.2	$1,585.1	$1,584.9	$1,584.8
Total Capital (millions)	$6,421.3		$6,308.1	$6,211.4	$6,091.2	$6,287.5
Debt to Capital	24.7%		25.1%	25.5%	26.0%	25.2%

COVENTRY HEALTH CARE, INC.
SELECTED REVENUE AND MEDICAL COST STATISTICS
(Unaudited)

	Q1 2013	Total 2012	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Revenue PMPM
Commercial Risk	$306.18	$310.15	$310.27	$308.42	$309.91	$311.92
Medicare Advantage(2)	$899.28	$938.71	$897.31	$908.57	$902.61	$1,048.93
Medicare Part D(3)	$81.10	$85.94	$84.58	$86.24	$87.55	$85.44
Medicaid	$266.74	$242.35	$240.38	$241.92	$248.48	$238.74

MLR%
Consolidated Total	83.0%	84.0%	82.7%	84.4%	85.9%	82.9%

Commercial Risk	77.9%	81.7%	82.2%	81.5%	83.0%	79.9%
Medicare Advantage(2)	84.6%	81.1%	83.9%	83.1%	84.1%	74.1%
Medicare Part D	93.4%	85.4%	70.7%	84.2%	90.0%	94.9%
Medicaid	86.4%	94.1%	90.4%	93.0%	93.3%	100.0%

(1)
“Total Health Plan Medical Liabilities” and “Health Plan Days in Claims Payable” exclude the impact of the Kansas Medicaid business for the first quarter of 2013 as the contract with the State of Kansas ended effective December 31, 2012.

(2)
First quarter 2012 Medicare Advantage statistics for Revenue PMPM and MLR% include the favorable impact from the release of MA-CCP RADV audit reserves. Excluding this impact, the comparable Revenue PMPM was $923.87 and the comparable MLR% was 82.9% for the first quarter 2012. For the full year, the comparable Revenue PMPM was $907.99 and the comparable MLR% was 83.5%.

(3)	Revenue PMPM excludes the impact of CMS risk-share premium adjustments and revenue ceded to external parties.